================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)

                                (AMENDMENT NO. 1)


                                  DYNACARE INC.
                                  ------------
                                (NAME OF ISSUER)


                                  COMMON SHARES
                                  -------------
                         (TITLE OF CLASS OF SECURITIES)


                                    267920205
                                    ---------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2001
                                -----------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ] Rule 13(d)-1 (b)
                              [ ] Rule 13(d)-1 (c)
                              [X] Rule 13(d)-1 (d)




                        (Continued on following page(s))
                              (Page 1 of 15 Pages)

================================================================================

---------------------------------- --------------------------------------------             --------------------------------------
CUSIP No.                          267920205                                       13G                Page 2 of 15 pages
---------------------------------- --------------------------------------------             --------------------------------------
------------------- -------------------------------------------------- -----------------------------------------------------------
    1               NAME OF REPORTING PERSON:                          ALBERT LATNER
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------------- ------------------------------------------------------------------------------------------ -------------------
    2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [_]
                                                                                                                      (b) [ ]
------------------- --------------------------------------------------------------------------------------------------------------
    3               SEC USE ONLY

------------------- -------------------------------------------------- -----------------------------------------------------------
    4               CITIZENSHIP OR PLACE OF ORGANIZATION:              Canada

------------------------- ------ ------------------------------------------------- -----------------------------------------------
   NUMBER OF                5    SOLE VOTING POWER:                                   544,504
    SHARES
                          ------ ------------------------------------------------- -----------------------------------------------
 BENEFICIALLY               6    SHARED VOTING POWER:                              2,628,829
   OWNED BY
                          ------ ------------------------------------------------- -----------------------------------------------
     EACH                   7    SOLE DISPOSITIVE POWER:                             544,504
   REPORTING
                          ------ ------------------------------------------------- -----------------------------------------------
  PERSON WITH               8    SHARED DISPOSITIVE POWER:                         2,628,829

------------------- -------------------------------------------------------------- -----------------------------------------------
    9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       3,173,333

------------------- ------------------------------------------------------------------------------------------ -------------------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                               [_]

------------------- ------------------------------------------------------------------------------------------ -------------------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                         15.2%

------------------- -------------------------------------------------- -----------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- -----------------------------------------------------------




                                       2

---------------------------------- --------------------------------------------             --------------------------------------
CUSIP No.                          267920205                                       13G                Page 3 of 15 pages
---------------------------------- --------------------------------------------             --------------------------------------

------------------- -------------------------------------------------- -----------------------------------------------------------
    1               NAME OF REPORTING PERSON:                          EPLCO HOLDINGS LTD.
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------------- ------------------------------------------------------------------------------------------ -------------------
    2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (A) [_]
                                                                                                                      (B) [ ]
------------------- --------------------------------------------------------------------------------------------------------------
    3               SEC USE ONLY

------------------- -------------------------------------------------- -----------------------------------------------------------
    4               CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------------- ------ ------------------------------------------------- -----------------------------------------------
   NUMBER OF                5    SOLE VOTING POWER:                                0
    SHARES
                          ------ ------------------------------------------------- -----------------------------------------------
 BENEFICIALLY               6    SHARED VOTING POWER:                              344,802
   OWNED BY
                          ------ ------------------------------------------------- -----------------------------------------------
     EACH                   7    SOLE DISPOSITIVE POWER:                           0
   REPORTING
                          ------ ------------------------------------------------- -----------------------------------------------
  PERSON WITH               8    SHARED DISPOSITIVE POWER:                         344,802

------------------- -------------------------------------------------------------- -----------------------------------------------
    9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       344,802

------------------- ------------------------------------------------------------------------------------------ -------------------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                               [_]

------------------- ------------------------------------------------------------------------------------------ -------------------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                         1.7%

------------------- -------------------------------------------------- -----------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                          CO

------------------- -------------------------------------------------- -----------------------------------------------------------





                                       3

---------------------------------- --------------------------------------------             --------------------------------------
CUSIP No.                          267920205                                       13G                Page 4 of 15 pages
---------------------------------- --------------------------------------------             --------------------------------------

------------------- -------------------------------------------------- -----------------------------------------------------------
    1               NAME OF REPORTING PERSON:                          857501 ONTARIO LIMITED
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------------- ------------------------------------------------------------------------------------------ -------------------
    2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (A) [_]
                                                                                                                      (B) [ ]
------------------- --------------------------------------------------------------------------------------------------------------
    3               SEC USE ONLY

------------------- -------------------------------------------------- -----------------------------------------------------------
    4               CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------------- ------ ------------------------------------------------- -----------------------------------------------
   NUMBER OF                5    SOLE VOTING POWER:                                0
    SHARES
                          ------ ------------------------------------------------- -----------------------------------------------
 BENEFICIALLY               6    SHARED VOTING POWER:                              115,459
   OWNED BY
                          ------ ------------------------------------------------- -----------------------------------------------
     EACH                   7    SOLE DISPOSITIVE POWER:                           0
   REPORTING
                          ------ ------------------------------------------------- -----------------------------------------------
  PERSON WITH               8    SHARED DISPOSITIVE POWER:                         115,459

------------------- -------------------------------------------------------------- -----------------------------------------------
    9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       115,459

------------------- ------------------------------------------------------------------------------------------ -------------------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                               [_]

------------------- ------------------------------------------------------------------------------------------ -------------------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                         0.6%

------------------- -------------------------------------------------- -----------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                          C0

------------------- -------------------------------------------------- -----------------------------------------------------------






                                       4

---------------------------------- --------------------------------------------             --------------------------------------
CUSIP No.                          267920205                                       13G                Page 5 of 15 pages
---------------------------------- --------------------------------------------             --------------------------------------

------------------- -------------------------------------------------- -----------------------------------------------------------
    1               NAME OF REPORTING PERSON:                          SDLCO HOLDINGS LTD.
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------------- ------------------------------------------------------------------------------------------ -------------------
    2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [_]
                                                                                                                      (b) [ ]
------------------- --------------------------------------------------------------------------------------------------------------
    3               SEC USE ONLY

------------------- -------------------------------------------------- -----------------------------------------------------------
    4               CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------------- ------ ------------------------------------------------- -----------------------------------------------
   NUMBER OF                5    SOLE VOTING POWER:                                0
    SHARES
                          ------ ------------------------------------------------- -----------------------------------------------
 BENEFICIALLY               6    SHARED VOTING POWER:                              949,207
   OWNED BY
                          ------ ------------------------------------------------- -----------------------------------------------
     EACH                   7    SOLE DISPOSITIVE POWER:                           0
   REPORTING
                          ------ ------------------------------------------------- -----------------------------------------------
  PERSON WITH               8    SHARED DISPOSITIVE POWER:                         949,207

------------------- -------------------------------------------------------------- -----------------------------------------------
    9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       949,207

------------------- ------------------------------------------------------------------------------------------ -------------------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                               [_]

------------------- ------------------------------------------------------------------------------------------ -------------------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                         4.5%

------------------- -------------------------------------------------- -----------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                          CO

------------------- -------------------------------------------------- -----------------------------------------------------------






                                       5

---------------------------------- --------------------------------------------             --------------------------------------
CUSIP No.                          267920205                                       13G                Page 6 of 15 pages
---------------------------------- --------------------------------------------             --------------------------------------

------------------- -------------------------------------------------- -----------------------------------------------------------
    1               NAME OF REPORTING PERSON:                          MELCO HOLDINGS CORP.
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------------- ------------------------------------------------------------------------------------------ -------------------
    2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [_]
                                                                                                                      (b) [ ]
------------------- --------------------------------------------------------------------------------------------------------------
    3               SEC USE ONLY

------------------- -------------------------------------------------- -----------------------------------------------------------
    4               CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------------- ------ ------------------------------------------------- -----------------------------------------------
   NUMBER OF                5    SOLE VOTING POWER:                                0
    SHARES
                          ------ ------------------------------------------------- -----------------------------------------------
 BENEFICIALLY               6    SHARED VOTING POWER:                              958,566
   OWNED BY
                          ------ ------------------------------------------------- -----------------------------------------------
     EACH                   7    SOLE DISPOSITIVE POWER:                           0
   REPORTING
                          ------ ------------------------------------------------- -----------------------------------------------
  PERSON WITH               8    SHARED DISPOSITIVE POWER:                         958,566

------------------- -------------------------------------------------------------- -----------------------------------------------
    9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       958,566

------------------- ------------------------------------------------------------------------------------------ -------------------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                               [_]

------------------- ------------------------------------------------------------------------------------------ -------------------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                         4.6%

------------------- -------------------------------------------------- -----------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                          CO

------------------- -------------------------------------------------- -----------------------------------------------------------






                                       6

---------------------------------- --------------------------------------------             --------------------------------------
CUSIP No.                          267920205                                       13G                Page 7 of 15 pages
---------------------------------- --------------------------------------------             --------------------------------------

------------------- -------------------------------------------------- -----------------------------------------------------------
    1               NAME OF REPORTING PERSON:                          EPLCO REALTY GROUP LTD.
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------------- ------------------------------------------------------------------------------------------ -------------------
    2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [_]
                                                                                                                      (b) [ ]
------------------- --------------------------------------------------------------------------------------------------------------
    3               SEC USE ONLY

------------------- -------------------------------------------------- -----------------------------------------------------------
    4               CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------------- ------ ------------------------------------------------- -----------------------------------------------
   NUMBER OF                5    SOLE VOTING POWER:                                0
    SHARES
                          ------ ------------------------------------------------- -----------------------------------------------
 BENEFICIALLY               6    SHARED VOTING POWER:                              192,164
   OWNED BY
                          ------ ------------------------------------------------- -----------------------------------------------
     EACH                   7    SOLE DISPOSITIVE POWER:                           0
   REPORTING
                          ------ ------------------------------------------------- -----------------------------------------------
  PERSON WITH               8    SHARED DISPOSITIVE POWER:                         192,164

------------------- -------------------------------------------------------------- -----------------------------------------------
    9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       192,164

------------------- ------------------------------------------------------------------------------------------ -------------------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                               [_]

------------------- ------------------------------------------------------------------------------------------ -------------------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                         0.9%

------------------- -------------------------------------------------- -----------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                          CO

------------------- -------------------------------------------------- -----------------------------------------------------------







                                       7

---------------------------------- --------------------------------------------             --------------------------------------
CUSIP No.                          267920205                                       13G                Page 8 of 15 pages
---------------------------------- --------------------------------------------             --------------------------------------

------------------- -------------------------------------------------- -----------------------------------------------------------
    1               NAME OF REPORTING PERSON:                          JILCO HOLDINGS LTD.
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------------- ------------------------------------------------------------------------------------------ -------------------
    2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [_]
                                                                                                                      (b) [ ]
------------------- --------------------------------------------------------------------------------------------------------------
    3               SEC USE ONLY

------------------- -------------------------------------------------- -----------------------------------------------------------
    4               CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------------- ------ ------------------------------------------------- -----------------------------------------------
   NUMBER OF                5    SOLE VOTING POWER:                                0
    SHARES
                          ------ ------------------------------------------------- -----------------------------------------------
 BENEFICIALLY               6    SHARED VOTING POWER:                              68,631
   OWNED BY
                          ------ ------------------------------------------------- -----------------------------------------------
     EACH                   7    SOLE DISPOSITIVE POWER:                           0
   REPORTING
                          ------ ------------------------------------------------- -----------------------------------------------
  PERSON WITH               8    SHARED DISPOSITIVE POWER:                         68,631

------------------- -------------------------------------------------------------- -----------------------------------------------
    9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       68,631

------------------- ------------------------------------------------------------------------------------------ -------------------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                               [_]

------------------- ------------------------------------------------------------------------------------------ -------------------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                         0.3%

------------------- -------------------------------------------------- -----------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                          CO

------------------- -------------------------------------------------- -----------------------------------------------------------


ITEM 1

(a)        NAME OF ISSUER:  Dynacare Inc.

(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                               20 Eglinton Avenue West
                               Suite 1600
                               Toronto, Ontario M4R 2H1
                               Canada

ITEM 2

(a)        NAME OF PERSON FILING:

                               See Item 1 of the cover pages attached hereto.

(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                               The principle business address for each of the reporting persons is:

                               20 Eglinton Avenue West, Suite 1600, Toronto, Ontario M4R 2H1, Canada

(c)        CITIZENSHIP:

                               See Item 4 of the cover pages attached hereto

(d)        TITLE OF CLASS OF SECURITIES:

                               Common Shares

(e)        CUSIP NUMBER:

                               267920205

ITEM 3
                     Not applicable.

ITEM 4               OWNERSHIP.

           (a)       Amount Beneficially Owned:

                     See Item 9 of the cover pages attached hereto.

(b)                  Percent of Class:

                     See Item 11 of the above cover pages attached hereto.

(c)        Number of shares as to which such person has:

(i)        Sole power to vote or to direct the vote of

                               See item 5 of the cover pages attached hereto.

(ii)       Shared power to vote or to direct the vote of

                               See Item 6 of the cover pages attached hereto.

(iii)      Sole power to dispose or to direct the disposition of

                               See Item 7 of the cover pages attached hereto and below.

(iv)       Shared power to dispose or to direct the disposition of

                               See Item 8 of the cover pages attached hereto and below.

ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                               Not applicable.

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                               Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                               Not applicable.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Albert Latner directly owns 336,694 Common Shares and has the right to acquire 207,810 Common Shares through the exercise of stock options. Mr. Latner possesses voting control of each of EPLCO Holdings Ltd., 857501 Ontario Limited, SDLCO Holdings Ltd., MELCO Holdings Corp., EPLCO Realty Group Ltd., and JILCO Holdings Ltd.

ITEM 9     NOTICE OF DISSOLUTION OF GROUP.

                               Not applicable.

ITEM 10    CERTIFICATION.

                               Not applicable.

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2002

                                  /s/ Albert Latner
                                  ------------------------------------------
                                  ALBERT LATNER


                                  EPLCO HOLDINGS LTD.

                                  By: /s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director


                                  857501 ONTARIO LIMITED

                                  By: /s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director


                                  SDLCO HOLDINGS LTD.

                                  By: /s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director


                                  MELCO HOLDINGS CORP.

                                  By: /s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director


                                  EPLCO REALTY GROUP LTD.

                                  By: /s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director

                                  JILCO HOLDINGS LTD.

                                  By: /s/ Albert Latner
                                      --------------------------------------
                                      Name: Albert Latner
                                      Title: Director

                                  EXHIBIT INDEX


Exhibit No.                            Document                        Page No.
-----------                            --------                        --------

    1                 Joint Filing Agreement, dated February 14,          13
                      2002, among the Reporting Persons to file joint statement on Schedule 13G.